As filed with the Securities and Exchange Commission on August 27, 2003
                                                     Registration No. 333-11382
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    ----------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                    ----------------------------------------

                               CEMEX, S.A. de C.V.
             (Exact name of registrant as specified in its charter)


     United Mexican States                    3241                              N.A.
(State or other jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)        Classification Code Number)          Identification No.)

                    ----------------------------------------


                               CEMEX, S.A. de C.V.
                         Av. Ricardo Margain Zozaya #325
                           Colonia Valle del Campestre
                            Garza Garcia, Nuevo Leon
                                  Mexico 66265
                            Tel: (011-5281) 8888-8888
  (Address and Telephone Number of Registrant's Principal Executive Offices)


                    ----------------------------------------
                                   CEMEX Corp.
                          1200 Smith Street, Suite 2400
                              Houston, Texas 77002
                                 (713) 650-6200
                              Attn: Gilberto Perez
            (Name, Address and Telephone Number of Agent for Service)

             Copy of all communications, including communications
                      sent to the agent for service, to:
                            Robert M. Chilstrom, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                               New York, NY 10036

                   ----------------------------------------

Approximate date of commencement of proposed sale to the public: At such time or times as the selling ADS holders may determine.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                   ----------------------------------------

The Registrant hereby amends this Post-Effective Amendment to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment to the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                                EXPLANATORY NOTE


         The prospectus which forms a part of this Post-Effective Amendment to the Registration Statement relates to the offering and sale, from time to time, by the selling ADS holders named herein of up to 25,457,378 American Depositary Shares, or ADSs, each representing five Ordinary Participation Certificates, or CPOs, of CEMEX, S.A. de C.V. The number of ADSs originally registered for resale under this Registration Statement was 21,000,000 ADSs; however, as a result of stock dividends received by the selling ADS holders in respect of such ADSs, the number of ADSs which may be sold by them under this Registration Statement has increased to 25,457,378 ADSs. In addition, the prospectus has been updated to reflect the new forward transactions entered into with the selling ADS holders in December 2002 upon the termination of the original forward transactions pursuant to which the selling ADS holders initially acquired the ADSs that may be sold hereunder and to reflect other updated information relating to CEMEX, S.A. de C.V.

         PROSPECTUS

[graphical logo omitted]




                               CEMEX, S.A. de C.V.


                      25,457,378 American Depositary Shares
                             Each Representing Five
                       Ordinary Participation Certificates


                       ---------------------------------


         This prospectus relates to the public offering and sale, from time to time, of up to 25,457,378 American Depositary Shares, or ADSs, each representing five Ordinary Participation Certificates, or CPOs, of CEMEX by the selling ADS holders. The ADSs are evidenced by American Depositary Receipts, or ADRs.


         The selling ADS holders may sell at any time and from time to time all or a portion of the ADSs held by them.

         We will provide the specific terms of any offering of our ADSs by the selling ADS holders in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you decide to invest in our ADSs and the underlying CPOs.

         Our ADSs are listed on the New York Stock Exchange under the symbol "CX" and our CPOs are listed on the Mexican Stock Exchange under the symbol "CEMEX.CPO."


         You should consider the risk factors beginning on page 7 before making an investment decision with respect to our ADSs and the underlying CPOs.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.










                The date of this prospectus is August 27, 2003.

                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.
                                                                            ---


About This Prospectus....................................................    1
Where You Can Find More Information......................................    1
Incorporation by Reference...............................................    1
Cautionary Statement Regarding Forward-Looking Statements................    2
The Offering.............................................................    3
CEMEX, S.A. de C.V.......................................................    5
Risk Factors.............................................................    7
Use of Proceeds..........................................................   12
Selling ADS Holders......................................................   13
Description of Our Common Stock..........................................   14
Description of Our CPOs..................................................   21
Description of Our ADSs..................................................   25
Income Tax Considerations................................................   34
Plan of Distribution.....................................................   38
Validity of the Securities...............................................   39
Experts..................................................................   39


         Neither we nor the selling ADS holders have authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You should not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not offer to sell or buy any securities in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

         References in this prospectus to "CEMEX," "we," "us" or "our" refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries.


         References in this prospectus to "U.S.$" and "Dollars" are to U.S. Dollars, and, unless otherwise indicated, references to "Ps" and "Pesos" are to constant Mexican Pesos as of December 31, 2002. Unless otherwise indicated, the Dollar amounts provided in this prospectus are translations of constant Peso amounts, at an exchange rate of Ps10.38 to U.S.$1.00, the CEMEX accounting rate as of December 31, 2002. However, in the case of transactions conducted in Dollars, we have presented the Dollar amount of the transaction and the corresponding Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Peso amounts actually represent those Dollar amounts or could be converted into Dollars at the rate indicated. The noon buying rate for Pesos on December 31, 2002 was Ps10.425 to U.S.$1.00.

         The CPOs underlying the ADSs being sold pursuant to this prospectus have been registered with the Securities and Special Sections of the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores), or the CNBV. Registration of the CPOs with the Securities and Special Sections of the National Securities Registry maintained by the CNBV does not imply any certification as to the investment quality of the CPOs, the solvency of CEMEX or the accuracy or completeness of the information contained in this prospectus.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, the selling ADS holders may sell the ADSs held by them in one or more offerings in any manner described under the section in this prospectus entitled "Plan of Distribution." This prospectus provides you with a general description of our ADSs and the underlying CPOs. Each time any of the selling ADS holders sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering by the selling ADS holders and the manner in which the ADSs will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."


                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our ADSs are listed on the New York Stock Exchange under the symbol "CX." These reports and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:


         o Our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on April 8, 2003 and Amendment No. 1 thereto on Form 20-F/A, filed with the SEC on April 25, 2003;

         o Our current report on Form 6-K furnished to the SEC on August 25, 2003; and

         o The descriptions of our ADSs, CPOs, series A shares and series B shares contained in our registration statement on Form 8-A (SEC File No. 1-14946), filed with the SEC on September 10, 1999, and any amendment or report filed for the purpose of updating such descriptions.


         In addition, any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the ADSs, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.


         We will provide without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Abraham Rodriguez, Investor Relations, CEMEX, S.A. de C.V., Av. Ricardo Margain Zozaya #325, Colonia Valle del Campestre, Garza Garcia, Nuevo Leon, Mexico 66265, Tel: +011-5281-8888-4262 or toll-free: 1-800-317-6000.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


         Some of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may constitute forward-looking statements, which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus and any accompanying prospectus supplement. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" appearing elsewhere in this prospectus. Additional information about issues that could lead to material changes in our performance is contained in our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus.


         This prospectus and the documents incorporated in this prospectus by reference also include statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. These data were obtained from industry publications and reports that we believe to be reliable sources. We have not independently verified these data or sought the consent of any organizations to refer to their reports in this prospectus and in the documents incorporated in this prospectus by reference.

                                  THE OFFERING


         As discussed below, the ADSs that may be sold hereunder were initially acquired by the selling ADS holders pursuant to forward transactions we entered into with a number of banks and other financial institutions in December 1999 in order to hedge our obligations under appreciation warrants we issued at that time and as a result of stock dividends subsequently received by the selling ADS holders in respect of those ADSs. In connection with the originally scheduled termination of those forward transactions in December 2002, we agreed with the banks to settle those forward transactions for cash and simultaneously entered into new forward transactions, with a December 2003 maturity, with the same banks with respect to the underlying ADSs on similar terms to the original forward transactions, as described below. As a condition of entering into forward contracts, we agreed to keep continuously effective a registration statement, of which this prospectus is a part, that registers for resale by the banks these ADSs. We sometimes refer to the banks or others holding the ADSs that are registered for resale under the registration statement as the selling ADS holders.


Background and Purpose of the Offering

         In December 1999, we issued to our shareholders, members of our board of directors and other executives 105 million appreciation warrants maturing on December 13, 2002, at a subscription price in pesos of Ps3.2808 per appreciation warrant. A portion of the appreciation warrants was subscribed as American Depositary Warrants, or ADWs, each ADW representing five appreciation warrants.


         In November 2001, we launched a voluntary public exchange offer of new appreciation warrants and new ADWs maturing on December 21, 2004, for our existing appreciation warrants and our existing ADWs on a one-for-one basis. Of the total 105 million appreciation warrants originally issued, 103,790,945, or 98.85%, were tendered in exchange for the new appreciation warrants. Both the old appreciation warrants and the new appreciation warrants were designed to allow the holder to benefit from future increases in the market price of our CPOs, with any appreciation value to be received in the form of our CPOs or ADSs, as applicable. The old appreciation warrants expired on December 13, 2002 in accordance with their terms without any payments to the holders.

         In order to cover our obligations under the old appreciation warrants and to provide us with financing on terms we believe have been advantageous, in December 1999, we entered into forward contracts with a number of banks and other financial institutions. Under the forward contracts, the banks purchased from us 21,000,000 of our ADSs and 33,751,566 shares of the common stock of Compania Valenciana de Cementos Portland, S.A., now known as CEMEX Espana, S.A. or CEMEX Espana, our Spanish subsidiary, for an aggregate price of approximately U.S.$905.7 million, or the notional amount. Upon closing of these forward transactions, we made an advance payment to the banks of approximately U.S.$439.9 million of the forward purchase price, U.S.$388.1 million of which represented payment in full of the portion of the forward purchase price relating to the CEMEX Espana shares and U.S.$51.8 million of which was an advance payment against the forward settlement price. We made additional advance payments to the banks toward the forward settlement price during the life of the forward contracts in accordance with their terms, and as of December 12, 2002, the adjusted forward settlement price was U.S.$469.3 million.

         On December 13, 2002, the termination date of those forward contracts, we agreed with the banks to settle the original forward transactions for cash and simultaneously enter into new forward transactions with the same banks on similar terms to the original forward transactions with respect to the underlying ADSs and CEMEX Espana shares, with a December 12, 2003 maturity. In connection with the termination of the original forward contracts, we made a final advance payment of approximately U.S.$20.9 million to the banks toward the forward settlement price, and as of the termination date, the adjusted forward settlement price of the original forward contracts was U.S.$448.4 million. Under the new forward contracts, the banks retained the ADSs underlying the original forward contracts, which had increased to 24,008,313 ADSs as of the termination date as a result of stock dividends, and the CEMEX Espana shares underlying the original forward contracts, for which they agreed to pay us an aggregate price of approximately U.S.$828.5 million, or the notional amount of the new forward contracts. We agreed with the banks that the purchase price payable to us under the new forward contracts would be netted against the adjusted forward settlement price of the original forward contracts and any advance payments made by us in connection with the closing of the new forward contracts. Upon closing of the new forward transactions, we made an advance payment to the banks of approximately U.S.$380.1 million of the forward purchase price, U.S.$285 million of which represented payment in full of the portion of the forward purchase price relating to the CEMEX Espana shares and U.S.$95.1 million of which was an advance payment against the forward settlement price. As of December 13, 2002, the forward purchase price of the new forward contracts was U.S.$448.4 million.

         Absent a default under the forward contracts, the banks are required to deliver to us on December 12, 2003 a number of ADSs and CEMEX Espana shares equal to the number of ADSs and CEMEX Espana shares subject to the forward contracts against payment of the adjusted forward settlement price. As a result of stock dividends through June 2003, the number of ADSs subject to the forward contracts increased to 25,457,378 ADSs. The forward purchase price payable at any time under the forward contracts is the present value of the adjusted forward settlement price. The adjusted forward settlement price is the future value of the notional amount minus the future value of all prepayments under the forward contracts. The forward contracts provide for early delivery of ADSs and CEMEX Espana shares to us in specified circumstances. We are required to make payments during the life of the forward contracts and upon the occurrence of specified events. During the life of the forward contracts, we are required to make additional periodic prepayments if the current market value of the ADSs and CEMEX Espana shares subject to the contracts is less than 120% of the mark-to-market of the discounted remaining forward purchase price.





         Under the forward contracts, the banks are permitted to sell at any time or from time to time all or a portion of the purchased ADSs and the purchased CEMEX Espana shares. In particular, we anticipate that the banks would sell ADSs and CEMEX Espana shares if we were to default on any of our obligations under the forward contracts. In the absence of a default under the forward contracts, the banks have agreed to pay to us an amount equal to any dividends paid on the purchased ADSs upon the maturity or early termination of the forward contracts. In addition, absent a default under the forward contracts, we retain all voting and economic rights with respect to the CEMEX Espana shares purchased by the banks. Notwithstanding any contractual agreement between the banks and us, any person that purchases ADSs from the banks will be entitled to all dividend, voting, economic and corporate rights with respect to the ADSs purchased by them.


         As mentioned above, as a condition of entering into the forward contracts, we agreed to keep continuously effective a registration statement, of which this prospectus is a part, that registers for resale by the banks the ADSs covered by the forward transactions. The banks may sell at any time or from time to time all or a portion of the ADSs pursuant to the registration statement.


         We may agree with the selling ADS holders to settle the forward transactions for cash, and the selling ADS holders may sell all or a portion of the ADSs pursuant to the registration statement, of which this prospectus is a part, in order to pay us the cash settlement amount, if any, payable in connection with such agreement. If the forward transactions are settled for cash, we may receive a portion of the proceeds from the sale of ADSs pursuant to this prospectus to the extent such proceeds exceed the amount necessary to satisfy our obligations under the forward contracts. In addition, we may facilitate offers and sales of the ADSs by the selling ADS holders either directly to purchasers or through an underwritten offering, in which case we may be a party to the purchase agreement or underwriting agreement relating to such offers and sales. We may also arrange for the selling ADS holders to sell a portion of the ADSs to banks or other financial institutions in connection with new forward transactions or to a trust in order to hedge our obligations under the new appreciation warrants. In the event any selling ADS holder sells a portion of the ADSs to such new bank or trust, such new bank or trust may resell such ADSs under this registration statement from time to time, in one or more offerings, pursuant to an appropriate prospectus supplement.

         For accounting purposes under Mexican GAAP, whether we settle the forward transactions for cash or physically by repurchasing the ADSs, the portions of the forward contracts relating to our ADSs are considered to be equity transactions. Therefore, changes in the fair value of the ADSs have not been and will not be recorded until settlement and the cost of the forward contracts relating to our ADSs will be recorded as a decrease in stockholders' equity. With respect to the portion of the forward contracts relating to CEMEX Espana shares, our obligations to the banks relating to those shares have been offset on our balance sheet against the portion of the forward purchase price that we prepaid to the banks.


         Although our obligations under the forward contracts are not treated as debt on our balance sheet under Mexican GAAP, our obligations under the forward contracts are included as debt in the calculation of our debt to total capitalization ratio covenants contained in our principal financing agreements.

                               CEMEX, S.A. DE C.V.


         Founded in 1906, CEMEX is the third largest cement company in the world, based on installed capacity as of December 31, 2002 of approximately 80.9 million tons. We are one of the world's largest traders of cement and clinker, having traded over 10.2 million tons of cement and clinker in 2002. We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. We are a global cement manufacturer with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of December 31, 2002, we had worldwide assets of Ps165.4 billion (U.S.$15.9 billion). On August 15, 2003, we had an equity market capitalization of approximately Ps82 billion (U.S.$7.6 billion).


         We believe that we are one of the most efficient cement producers in the world. We believe we have achieved this competitive advantage through our significant utilization of technology throughout our entire organization, our superior operating practices, our turnaround expertise in newly acquired operations and our size as one of the largest cement companies in the world.


         As of December 31, 2002, our main cement production facilities were located in Mexico, Spain, Venezuela, Colombia, the United States, Egypt, the Philippines, Thailand, Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico. As of December 31, 2002, our assets, cement plants and installed capacity, on an unconsolidated basis, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity. It also includes our proportional interest in the installed capacity of companies in which we hold a minority interest.




                                                                             As of December 31, 2002
                                                                  -----------------------------------------------
                                                                      Assets                        Installed
                                                                   (in billions       Number of      Capacity
                                                                    of constant       Cement      (millions of
                                                                      Pesos)          Plants      tons per annum)
                                                                  ------------------------------------------------

 North America
      Mexico.................................................        Ps 57.0             15            27.2
      United States..........................................           44.7             12            13.6
 Europe, Asia and Africa
      Spain..................................................           21.5              8            10.8
      Asia...................................................           12.1              4            10.9
      Egypt..................................................            5.7              1             4.7
 South America, Central America and the Caribbean
      Venezuela..............................................            7.9              3             4.6
      Colombia...............................................            6.0              5             4.8
      Central America and the Caribbean......................           10.7              5             4.1
 Cement and Clinker Trading Assets and Other Operations......           71.9             --              --

         In the above table, "Asia" includes our Asian subsidiaries, and, for purposes of the columns labeled "Assets" and "Installed Capacity," includes our 25.5% interest, as of December 31, 2002, in PT Semen Gresik, or Gresik, an Indonesian cement producer. In addition to the three cement plants owned by our Asian subsidiaries, Gresik operated four cement plants with an installed capacity of 17.2 million tons, as of December 31, 2002. In the above table, "Central America and the Caribbean" includes our subsidiaries in Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico and other assets in the Caribbean region. In the above table, "Cement and Clinker Trading Assets and Other Operations" includes in the column labeled "Assets" our 11.9% interest in Cementos Bio Bio, a Chilean cement producer having three cement plants with an installed capacity of approximately 2.2 million tons at December 31, 2002, and intercompany accounts receivable of CEMEX (the parent company only) in the amount of Ps33.9 billion, which would be eliminated if these assets were calculated on a consolidated basis.

         During the last decade, we embarked on a major geographic expansion program to diversify our cash flows and enter markets whose economic cycles within the cement industry largely operate independently from that of Mexico and which offer long-term growth potential. We have built an extensive network of marine and land-based distribution centers and terminals that give us marketing access around the world.

         For the year ended December 31, 2002, our net sales, before eliminations resulting from consolidation, were divided among the countries in which we operate as follows:


                              [pie chart omitted]


Mexico                                               35.0%
United States                                        26.0%
Spain                                                10.0%
Venezuela                                             6.0%
Colombia                                              3.0%
Central America and the Caribbean                     6.0%
Philippines                                           2.0%
Egypt                                                 2.0%
Others                                               10.0%




                                Executive Offices


         We are a Mexican corporation with our principal executive offices located at Av. Ricardo Margain Zozaya #325, Colonia Valle del Campestre, Garza Garcia, Nuevo Leon, Mexico 66265. Our main phone number is +011-5281-8888-8888.

                                  RISK FACTORS

         You should carefully consider the following risks and all the information contained or incorporated by reference in this prospectus before making an investment decision regarding our securities. The following risks are not the only risks we face.


                           Risks Relating to our ADSs


Any sale of the ADSs by the selling ADS holders, or market anticipation of a sale, could cause the price of our CPOs and ADSs to decline.


         Under the forward contracts, the selling ADS holders purchased the ADSs from us. A sale of these ADSs to the public could result in a decline in the market price of our CPOs and ADSs. In addition, market anticipation of a sale of ADSs by any of the selling ADS holders may cause the market price of our ADSs to decline. The selling ADS holders also have the right to sell the CEMEX Espana shares sold to them under the forward contracts, and a sale of those CEMEX Espana shares could also cause a decline in the market price of our CPOs and ADSs.


Preemptive rights may be unavailable to ADS holders.

         ADS holders may be unable to exercise preemptive rights granted to our shareholders, in which case ADS holders could be substantially diluted. Under Mexican law, whenever we issue new shares for payment in cash or in kind, we are required to grant preemptive rights to our shareholders. However, ADS holders may not be able to exercise these preemptive rights to acquire new shares unless both the rights and the new shares are registered in the United States or an exemption from registration is available.

         We cannot assure you that we would file a registration statement in the United States at the time of any rights offering. In addition, while the depositary is permitted, if lawful and feasible at that time, to sell those rights and distribute the proceeds of that sale to ADS holders who are entitled to those rights, current Mexican law does not permit sales of that kind.

                         Risks Relating to Our Business

Our ability to pay dividends and repay debt depends on our subsidiaries' ability to transfer income and dividends to us.


         We are a holding company with no significant assets other than the stock of our wholly-owned and non-wholly-owned subsidiaries and our holdings of cash and marketable securities. Our ability to pay dividends and repay debt depends on the continued transfer to us of dividends and other income from our wholly-owned and non-wholly-owned subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us is limited by various regulatory, contractual and legal constraints that affect our subsidiaries.

We have incurred and will continue to incur debt, which could have an adverse effect on the price of our CPOs and ADSs, result in us incurring increased interest costs and limit our ability to distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our business activities.

         We have incurred and will continue to incur significant amounts of debt, which could have an adverse effect on the price of our CPOs and ADSs. Our indebtedness may have important consequences, including increased interest costs if we are unable to refinance existing indebtedness on satisfactory terms. In addition, the debt instruments governing a substantial portion of our indebtedness contain various covenants which require us to maintain financial ratios, restrict asset sales and restrict our ability to use the proceeds from a sale of assets. Consequently, our ability to distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our business activities could be limited. As of December 31, 2002, we had outstanding debt equal to Ps59.9 billion (U.S.$5.77 billion), not including obligations under preferred stock transactions and under equity derivative transactions in our own stock and in stock of our subsidiaries.

We have to service our Dollar and Yen denominated debt with revenues generated in Pesos or other currencies, as we do not generate sufficient revenue in Dollars and Yen from our operations to service all our Dollar and Yen denominated debt. This could adversely affect our ability to service our debt in the event of a devaluation or depreciation in the value of the Peso or of any of the other currencies of the countries in which we operate.

         A substantial portion of our outstanding debt is denominated in Dollars and Yen. This debt, however, must be serviced by funds generated from sales by our subsidiaries. Currently, we do not generate sufficient revenue in Dollars and Yen from our operations to service all our Dollar and Yen denominated debt. Consequently, we have to pay our Dollar and Yen denominated debt with revenues generated in Pesos or other currencies. A devaluation or depreciation in the value of the Peso, or any of the other currencies of the countries in which we operate, compared to the Dollar or the Yen could adversely affect our ability to service our debt. During 2002, Mexico and Spain, our main non-U.S. Dollar denominated operations, generated almost half of our sales (approximately 34% and 14%, respectively), before eliminations resulting from consolidation. In 2002, approximately 24% of our sales were generated in the United States with the remaining 28% of our sales being generated in several countries, with a number of currencies also having material depreciations against the Dollar and the Yen. During 2002, the Peso depreciated 13.2% against the Dollar and depreciated 20.2% against the Yen, while the Euro appreciated 16.1% against the Dollar and appreciated 7.6% against the Yen.


We may not be able to continue our growth if our acquisition strategy is not successful.


         A key element of our growth strategy is to integrate our recently acquired operations with existing operations. Our ability to realize the expected benefits from future acquisitions depends, in large part, on our ability to integrate the new operations with existing operations in a timely and effective manner. We cannot assure you that these efforts will be successful with respect to future acquisitions by us. Furthermore, our strategy depends on our ability to identify and acquire suitable assets at desirable prices. We cannot assure you that we will be successful in identifying or purchasing suitable assets in the future. If we fail to make further acquisitions, we may not be able to continue to grow in the long term at our historic rate.


We are subject to restrictions due to minority interests in our consolidated subsidiaries.


         We conduct our business through subsidiaries. In some cases, third-party shareholders hold minority interests in these subsidiaries. Various disadvantages may result from the participation of minority shareholders whose interests may not always coincide with ours. Some of these disadvantages may, among other things, result in our inability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

Our derivative instruments and other financing arrangements may have adverse effects on the market for our securities and some of our subsidiaries' securities, and may adversely affect our ability to achieve operating efficiencies as a combined group.

         In recent years, we have entered into several derivative instruments and engaged in other financing transactions involving shares of our capital stock and shares of capital stock of some of our subsidiaries under equity forward contracts as a source of financing and as a means of meeting our obligations that may require us to deliver significant numbers of shares of our own stock.

         We have equity forward agreements in our own stock, the estimated fair value of which is linked to the market price of our CPOs or ADSs. As of December 31, 2002, the notional amount of our outstanding obligations under our equity forward contracts was approximately U.S.$1.4 billion, with an estimated fair value loss of U.S.$90.6 million. In addition to the estimated fair value loss of our equity forward agreements, a portion of which corresponds to the contracts designated as hedges of our stock option programs which are periodically recorded in our income statements, during 2002 we had losses amounting approximately to U.S.$98.3 million (Ps1,020.3 million) resulting from the net settlement in connection to the new forward transactions entered to cover our obligations under our appreciation warrants. The decline in the estimated fair value of our equity forward contracts is due to a decrease in the market price of our listed securities (ADSs and CPOs). Pursuant to the terms of our equity forward contracts, if the shares underlying our equity forward agreements suffer a substantial decrease in market value, we could be required to compensate for the decrease in market value. If we default in this obligation, the counterparties to our equity forward agreements have the option of either selling the underlying shares to the market or requiring us to repurchase the underlying shares.

         As of December 31, 2002, U.S.$650 million was outstanding under a preferred equity financing arrangement, which is payable in two tranches in February 2004 and August 2004. Under the terms of the preferred equity financing arrangement, our subsidiary New Sunward Holding B.V. may be liquidated if we do not repurchase the preferred equity, or if we do not make payments on the preferred equity and in other adverse circumstances. Any such liquidation would include the sale of its assets (mainly the CEMEX Espana shares it holds) at market prices in an amount sufficient to satisfy the liquidation preference of the preferred equity.

         As stated above, if we default on the terms of our equity forward or preferred equity agreements, our counterparties may sell the shares underlying these agreements, which may:


         o  dilute shareholders' interests in our equity securities;

         o  have an adverse effect on the market for our equity securities;


         o have an adverse effect on the market for the equity securities of some of our subsidiaries;


         o reduce the amount of dividends and other distributions that we receive from our subsidiaries;

         o create public minority interests in our subsidiaries that may adversely affect our ability to realize operating efficiencies as a combined group; and

         o  have an adverse effect on other financing agreements.

Any of these factors could adversely affect the price of our CPOs and ADSs.

We are subject to several anti-dumping rulings that may limit our ability to export cement to the United States.


         Our Mexican operations are subject to anti-dumping rulings by the U.S. Commerce Department which may limit our ability to export cement to the United States. Since April 1990, our exports of gray Portland cement and clinker to the United States from Mexico, which represented 4.5% of total sales volume of our Mexican operations in 2002, have been subject to U.S. anti-dumping duties. In addition, importers of gray Portland cement and clinker from Mexico, including our U.S. operations, have been required to pay substantial cash deposits to the U.S. Customs Service to secure the eventual payment of those duties.


We are disputing some tax claims an adverse resolution of which may result in a significant additional tax expense.


         We have received notices from the Mexican tax authorities of tax claims in respect of the tax years from 1992 through 1996 for an aggregate amount of approximately Ps5.2 billion, including interest and penalties through December 31, 2002. An adverse resolution of these claims could materially reduce our net income.


Our operations are subject to environmental laws and regulations.


         Our operations are subject to laws and regulations relating to the protection of the environment in the various jurisdictions in which we operate, such as regulations regarding the release of cement dust into the air. Stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new liabilities on us or result in the need for additional investments in pollution control equipment, either of which could result in a material decline in our profitability in the short term.


We are an international company and are exposed to risks in the countries in which we have significant operations or interests.

         We are dependent, in large part, on the economies of the countries in which we market our products. The economies of these countries are in different stages of socioeconomic development. Consequently, like many other companies with significant international operations, we are exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments that may materially reduce our net income.


         In 2002, the largest percentage of our net sales (34%) and total assets (24%), at year-end, were in Mexico. If the Mexican economy experiences a continued recession or if Mexican inflation and interest rates increase significantly, our net income from our Mexican operations may decline materially because construction activity may decrease, which may lead to a decrease in cement sales. The Mexican government does not currently restrict the ability of Mexicans or others to convert Pesos to Dollars, or vice versa. The Mexican Central Bank has consistently made foreign currency available to Mexican private sector entities, such as CEMEX, to meet their foreign currency obligations. Nevertheless, if renewed shortages of foreign currency occur, the Mexican Central Bank may not continue its practice of making foreign currency available to private sector companies and we may not be able to purchase the foreign currency we need to service our foreign currency obligations without substantial additional cost.

         We also have operations in the United States (24% of net sales and 19% of total assets in 2002), Spain (14% of net sales and 9% of total assets), Venezuela (4% of net sales and 3% of total assets), Central America and the Caribbean (7% of net sales and 5% of total assets), Colombia (3% of net sales and 3% of total assets), the Philippines (2% of net sales and 4% of total assets), other Asian countries, including Thailand, (2% of total assets) and Egypt (2% of net sales and 2% of total assets). As in the case of Mexico, adverse economic conditions in any of these countries may produce a negative impact on our net income from our operations in that country.

         In recent years, Venezuela has experienced considerable volatility and depreciation of its currency, high interest rates, political instability and declining asset values. In February 2002, the government abandoned its policy of locking the Venezuelan Bolivar within an exchange rate band in favor of a free floating exchange rate system. The Venezuelan Bolivar has depreciated considerably following this action and may continue to do so. Additionally, Venezuela has experienced increased inflation, decreased gross domestic product and labor unrest, including general strikes. In response to these events and in an effort to shore up the economy and control inflation, Venezuelan authorities have imposed foreign exchange and price controls on specified products, including cement. Further economic stagnation in the private sector is expected to result as a consequence of these market distortions. These developments have had and may continue to have an adverse effect on the construction sector in Venezuela, as a result of reduced demand for cement and ready-mix concrete, which has adversely affected our sales and net income.

         We believe that Asia represents an important market for our future growth. However, since mid-1997, many countries in Asia in which we have made significant investments have experienced considerable volatility and depreciation of their currencies, high interest rates, banking sector crises, stock market volatility, political instability and declining asset values. These developments have had and may continue to have an adverse effect on the Asian construction sector, as a result of reduced demand for cement and ready-mix concrete, which has adversely affected our sales and net income.

         We believe that Egypt also represents an important market for our future growth. Rising instability in the Middle East, however, has resulted from, among other things, civil unrest, extremism, the continued deterioration of Israeli-Palestinian relations and the recent war in Iraq. There can be no assurance that political turbulence in the Middle East will abate at any time in the near future or that neighboring countries, including Egypt, will not be drawn into the conflict. In Egypt, extremists have engaged in a sometimes violent campaign against the government in recent years. There can be no assurance that extremists will not escalate their opposition in Egypt or that the government will continue to be successful in maintaining the prevailing levels of domestic order and stability. Since 2000, the Egyptian government devalued the pound four times, and in January 2003, it decided to let the pound trade as a freely floating currency. Since that time, the Egyptian pound has depreciated significantly against the Dollar. Future depreciation of the Egyptian pound relative to other currencies could create additional inflationary pressures in Egypt by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. On the other hand, if the Egyptian pound were to appreciate against other currencies, this could dampen export-driven growth, thereby weakening the Egyptian economy and indirectly adversely affecting cement demand. The potential impact of the floating exchange rate system and of measures by the Egyptian government aimed at improving Egypt's investment climate is uncertain. The Egyptian Central Bank continues to monitor the exchange rate and reserves the right to intervene without notice. Weakened investor confidence as a result of currency instability as well as any of the other foregoing circumstances could have a material adverse effect on the political and economic stability of Egypt and consequently on our Egyptian operations.

         The September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon temporarily disrupted the trading markets in the United States and caused declines in major stock markets around the world. Since those attacks, there have been terrorist attacks in Indonesia and ongoing threats of future terrorist attacks in the United States and abroad. In response to these terrorist attacks and threats, the United States has instituted several anti-terrorism measures, most notably, the formation of the Office of Homeland Security, a formal declaration of war against terrorism and the recent war in Iraq. Although it is not possible at this time to determine the long-term effect of these terrorist threats and attacks and the consequent response by the United States, including the war in Iraq, there can be no assurance that there will not be other attacks or threats in the United States or abroad that will lead to further economic contraction in the United States or any other of our major markets. In the short-term, however, terrorist activity against the United States and the consequent response by the United States has contributed to the uncertainty of the stability of the United States economy as well as global capital markets. The current weakness of the United States economy has had, and may continue to have, an adverse effect on the private construction sector. In addition, the projected United States budget deficits may have an adverse effect on the public construction sector. Further economic contraction in the United States or any of our major markets could affect domestic demand for cement and have a material adverse effect on our operations.

         On November 1, 2001, the provincial administration of the Indonesian province of West Sumatra, in which Gresik's Padang plant is located, announced that it had directed the management of Semen Padang, the wholly-owned subsidiary of Gresik that owns and operates the Padang plant, to report to the provincial authorities and that it intended to spin off the Padang subsidiary. We believe the provincial administration lacked legal authority to direct the affairs of Semen Padang. Since the attempt of the West Sumatra provincial administration in November 2001 to "take over" the management of Semen Padang, several interest groups opposed to any further sale of the Indonesian government's stock ownership in PT Semen Gresik to us have threatened strikes and other actions that would affect our Indonesian operations. Further attempts to reassume control at Semen Padang, including shareholder-approved changes in management, have been met with resistance and lawsuits by various interest groups. The former management refused to relinquish control and the employees at the Padang facility have not recognized the new management. We intend to defend our interests in Gresik and its subsidiaries, including Semen Padang. We cannot predict, however, what effect, if any, this action will have on our investment in Gresik.




You may be unable to enforce judgments against us


         You may be unable to enforce judgments against us. We are a stock corporation with variable capital, or sociedad anonima de capital variable, organized under the laws of Mexico. Substantially all our directors and officers and some of the experts named in this prospectus reside in Mexico, and all or a significant portion of the assets of those persons may be, and the majority of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce judgments against them or against us in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. We have been advised by Lic. Ramiro G. Villarreal, General Counsel of CEMEX, that it may not be possible to enforce, in original actions in Mexican courts, liabilities predicated solely on the U.S. federal securities laws and it may not be possible to enforce, in Mexican courts, judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

                                 USE OF PROCEEDS

         The selling ADS holders will receive the proceeds of sales of the ADSs. The selling ADS holders may apply such proceeds against the final forward purchase price we are obligated to pay under the forward contracts.

         In the event that we agree with the selling ADS holders to settle the forward transactions for cash, in which case we may facilitate offers and sales of the ADSs by the selling ADS holders pursuant to this prospectus, we may receive a portion of the proceeds from such sales to the extent such proceeds exceed the amount necessary to satisfy our obligations under the forward contracts.


         Unless otherwise set forth in a prospectus supplement, to the extent we receive any proceeds from the sales of ADSs hereunder in excess of the amounts required to settle the forward transactions, we intend to use such proceeds for general corporate purposes, including working capital, the repayment of debt and the expansion of our business through strategic acquisitions as opportunities arise.

                               SELLING ADS HOLDERS


         The selling ADS holders listed in the table below may sell up to the number of ADSs set forth opposite to their respective names. The table sets forth information with respect to beneficial ownership of our common stock by the selling ADS holders as of June 30, 2003. The following information has been obtained from the selling ADS holders.




                                                                    Beneficial ownership of   Beneficial ownership of
                                                     Number of      CEMEX common stock        CEMEX common stock
                                                     shares of      prior to the offering     after the offering(2)
                                     Number of         CEMEX        -----------------------   ---------------------
                                     ADSs that     common stock                  Percentage              Percentage
                                       may be      represented by    Number of      of         Number of     of
                                        sold         ADSs that      shares of    outstanding    shares   outstanding
                                       in the      may be sold in     common       common       common     common
                                    offering(1)    the offering       stock        stock         stock    stock(3)
                                    ------------   ------------   ------------   ------------  ---------  -------
Citibank, N.A.....................   4,750,943      71,264,145     71,264,145      1.47%          0           *
ING Bank, N.V.....................   4,750,943      71,264,145     71,264,145      1.47%          0           *
Deutsche Bank AG London...........   4,750,943      71,264,145     71,264,145      1.47%          0           *
Credit Suisse First Boston
   International..................   4,099,226      61,488,390     61,488,390      1.27%          0           *
ABN AMRO Special Corporate
   Services B.V...................   2,732,818      40,922,270     40,992,270        *            0           *
Societe Generale..................   2,186,253      32,793,795     32,793,795        *            0           *
J.P. Morgan GT Corporation(4).....   2,186,252      32,793,780     32,793,780        *            0           *

--------------
* Less than 1.0%.
(1) Includes, with respect to each selling ADS holder, the number of ADSs such selling ADS holder has received as stock dividends in respect of the ADSs underlying the forward contracts.
(2) Assumes that all the ADSs purchased from us pursuant to the forward contracts and all ADSs received as stock dividends in respect of such ADSs are sold by the selling ADS holders pursuant to the offering and that no other shares of CEMEX common stock owned by the selling ADS holders are sold by the selling ADS holders.
(3) Based on 4,845,934,017 shares of our common stock outstanding as of June 30, 2003.
(4) Although J.P. Morgan GT Corporation was not a party to the forward contracts, it received these ADSs from its affiliate, JPMorgan Chase
     Bank, one of the banks party to the forward contracts.




         In the event a selling ADS holder sells all or a portion of its ADSs to another bank or financial institution, such bank or financial institution may resell such ADSs hereunder from time to time in one or more offerings.


         Each of Citibank, N.A., ING Bank, N.V., Deutsche Bank AG London, Credit Suisse First Boston International, ABN AMRO Special Corporate Services B.V., Societe Generale, J.P. Morgan GT Corporation and their respective affiliated companies and/or individuals may, from time to time, own or have positions in, or options on, our securities and may also provide advisory services and/or lending or other credit services to us.


         In addition, each of the selling ADS holders are affiliates of "brokers" or "dealers," as such terms are defined in Section 3 of the Securities Exchange Act of 1934, as amended. However, each such selling ADS holder purchased the ADSs to be resold by it pursuant to this prospectus in the ordinary course of business, and at the time of such purchase, no selling ADS holder had any agreement or understanding, directly or indirectly, with any person to distribute such ADSs. It is anticipated, however, that in the event of an underwritten offering of ADSs by the selling ADS holders pursuant to this prospectus, affiliates of the selling ADS holders will enter into underwriting agreements with CEMEX and the selling ADS holders in connection with such offering. The specific terms of any such underwritten offering will be reflected in an appropriate prospectus supplement.

                         DESCRIPTION OF OUR COMMON STOCK

General


         We have two series of common stock, the series A common stock, with no par value, or A shares, which can only be owned by Mexican nationals, and the series B common stock, with no par value, or the B shares, which can be owned by both Mexican and non-Mexican nationals. Our by-laws state that the A shares may not be held by non-Mexican persons, groups, units or associations that are foreign or have participation by foreign governments or their agencies. Our by-laws also state that the A shares shall at all times account for a minimum of 64% of our total outstanding voting stock. Other than as described herein, holders of the A shares and the B shares have the same rights and obligations.





         In 1994, we changed from a fixed capital corporation to a variable capital corporation in accordance with Mexican corporation law and effected a three-for-one split of all our outstanding capital stock. As a result, we changed our corporate name from CEMEX, S.A. to CEMEX, S.A. de C.V., established a fixed capital account and a variable capital account and issued one share of variable capital stock of the same series for each eight shares of fixed capital stock held by any shareholder, after giving effect to the stock split.

         Each of our fixed and variable capital accounts are comprised of A shares and B shares. Under Mexican law and our by-laws, any holder of shares representing variable capital is entitled to have those shares redeemed at that holder's option for a price equal to the lower of:

         o 95% of the market value of those shares based on the weighted average trading price of our CPOs on the Mexican Stock Exchange during the latest period of 30 trading days preceding the date on which the exercise of the redemption option is effective, for a period not to exceed six months; and

         o the book value of those shares at the end of the fiscal year immediately prior to the effective date of the redemption option exercise by that shareholder as set forth in our annual financial statements approved at the ordinary meeting of shareholders.

         If the period used in calculating the quoted share price as described above consists of less than 30 trading days, the number of days when shares were actually traded will be used. If shares have not been traded during this period, the redemption price will be the book value as set forth in the latest year-end financial statements issued prior to the redemption date. If a shareholder exercises its redemption option during the first three quarters of a fiscal year, that exercise is effective at the end of that fiscal year, but if a shareholder exercises its redemption option during the fourth quarter, that exercise is effective at the end of the next succeeding fiscal year. The redemption price is payable as of the day following the annual ordinary meeting of shareholders at which the relevant annual financial statements were approved.


         Shareholder authorization is required to increase or decrease either the fixed capital account or the variable capital account. Shareholder authorization to increase or decrease the fixed capital account must be obtained at an extraordinary meeting of shareholders. Shareholder authorization to increase or decrease the variable capital account must be obtained at an ordinary general meeting of shareholders.


         On September 15, 1999, we effected a further stock split. For every one of our shares of any series we issued two series A shares and one series B share. Concurrently with this stock split, we also consummated an exchange offer to exchange new CPOs and new ADSs representing the new CPOs for our then existing A shares, B shares and ADSs and converted our then existing CPOs into the new CPOs. As of December 31, 2002, approximately 94.84% of our outstanding share capital was represented by CPOs, a portion of which is represented by ADSs.

         As of December 31, 2002, our capital stock consisted of 5,421,340,089 issued shares. As of December 31, 2002, series A shares represented 66.6% of our capital stock, or 3,614,226,726 shares, of which 3,331,300,154 shares were subscribed and paid, 151,182,076 shares were treasury shares, 15,218,400 were repurchased shares which had been subscribed and paid and 116,526,096 were authorized for issuance pursuant to our stock option plans, but which had not yet been paid. B shares represented 33.4% of our capital stock, or 1,807,113,363 shares, of which 1,665,650,077 were subscribed and paid, 75,591,038 shares were treasury shares, 7,609,200 were repurchased shares which had been subscribed and paid and 58,263,048 were authorized for issuance pursuant to our employee stock option plans, but which had not yet been paid. Of the total of our A shares and B shares outstanding as of December 31, 2002, 3,267,000,000 shares corresponded to the fixed portion of our capital stock and 2,154,340,089 shares corresponded to the variable portion of our capital stock.

         As of June 1, 2001, the Mexican securities law (Ley de Mercado de Valores) was amended to increase the protection granted to minority shareholders of Mexican listed companies and to commence bringing corporate governance procedures of Mexican listed companies in line with international standards.





         On February 6, 2002, the Mexican securities authority (Comision Nacional Bancaria y de Valores) issued an official communication numbered DGA-13813138, authorizing the amendment of our by-laws to incorporate additional provisions to comply with the new provisions of the Mexican securities law. Following approval from our shareholders at our 2002 annual shareholders meeting, we amended and restated our by-laws to incorporate these additional provisions, which consist of, among other things, protective measures to prevent share acquisitions, hostile takeovers, and direct or indirect changes of control. As a result of the amendment and restatement of our by-laws, the expiration of our corporate term of existence was extended from 2019 to 2100.

         On March 19, 2003, the Mexican securities authority issued new regulations designed to (i) further implement minority rights granted to shareholders by the Mexican securities law and (ii) simplify and comprise in a single document provisions relating to securities offerings and periodic reports by Mexican listed companies.

         On April 24, 2003, our shareholders approved changes to our by-laws, incorporating additional provisions and removing some restrictions. The changes were as follows:

         o The restriction that prohibits our subsidiaries from acquiring shares in companies that own our shares was amended to remove a condition that our subsidiaries have knowledge of such ownership.

         o The limitation on our variable capital was removed. Formerly, our variable capital was limited to ten times our minimum fixed capital, which is currently set at Ps36.3 million.

         o Increases and decreases in our variable capital now require the notarization of the minutes of the ordinary general shareholders' meeting that authorize such increase or decrease, as well as the filing of these minutes with the Mexican National Securities Registry (Registro Nacional de Valores), except when such increase or decrease results from (i) shareholders exercising their redemption rights or (ii) stock repurchases.

         o Amendments were made to the calculation of the redemption price for our variable capital shares, which is described above.

         o Approval by the board of directors is now required for transactions by us or any of our subsidiaries involving: (i) transactions not in the ordinary course of business with third parties related to us or to any of our subsidiaries, (ii) purchases or sales of assets having a value equal to or exceeding 10% or more of our total consolidated assets, (iii) the granting of security interests in an amount exceeding 30% of our total consolidated assets, and (iv) any other transaction that exceeds 1% of our total consolidated assets.

         o The cancellation of registration of our shares in the Securities Section of the Mexican National Securities Registry now involves an amended procedure, which is described below under "Repurchase Obligation." In addition, any amendments to the article containing these provisions no longer require the consent of the Mexican securities authority and 95% approval by shareholders entitled to vote.

Changes in Capital Stock and Preemptive Rights


         Our by-laws allow for a decrease or increase in our capital stock if it is approved by our shareholders at a shareholders' meeting, as long as the A shares represent at least 64% of our ordinary common stock. Additional shares of our capital stock, having no voting rights or limited voting rights, are authorized by our by-laws and may be issued upon the approval of our shareholders at a shareholders' meeting, with the prior approval of the Mexican securities authority.

         Our by-laws provide that shareholders have preemptive rights in proportion to the number of shares of our capital stock they hold, before any increase in the number of outstanding A shares, B shares, or any other existing series of shares, as the case may be, except in the case of common stock issued in connection with mergers or upon the conversion of convertible notes and debentures or as set forth in Article 81 of the Mexican Securities law. Preemptive rights give shareholders the right, upon any issuance of shares by us, to purchase a sufficient number of shares to maintain their existing ownership percentages. Preemptive rights must be exercised within the period and under the conditions established for that purpose by the shareholders, and our by-laws and applicable law provide that this period must be 15 days following the publication of the notice of the capital increase in the Periodico Oficial del Estado. With the prior approval of the Mexican securities authority, an extraordinary shareholders' meeting may approve the issuance of our stock in connection with a public offering, without the application of the preemptive rights described above. At that meeting, holders of our stock must waive preemptive rights by the affirmative vote of 50% of the capital stock, and the resolution duly adopted in this manner will be effective for all shareholders. If holders of at least 25% of our capital stock vote against the resolution, the issuance without the application of preemptive rights may not be effected. The Mexican securities authority may only approve the issuance if we maintain policies that protect the rights of minority shareholders. Any shareholder voting against the relevant resolution will have the right to have its shares placed in the public offering together with our shares and at the same market price.

         Pursuant to our by-laws, significant acquisitions of shares of our capital stock and changes of control of CEMEX require prior approval from our board of directors. Our board of directors must authorize in advance any transfer of voting shares of our capital stock that would result in any person or group becoming a holder of 2% of more of our shares. If our board of directors denies that authorization, it must designate an alternative buyer for those shares, at a price equal to the price quoted on the Mexican Stock Exchange. Any acquisition of shares of our capital stock representing 20% or more of our capital stock by a person or group of persons requires prior approval from our board of directors and, in the event approval is granted, the acquiror has an obligation to make a public offer to purchase all of the outstanding shares of that class of capital stock being purchased. In the event the requirements described above for significant acquisitions of shares of our capital stock are not met, the persons acquiring such shares will not be entitled to any corporate rights with respect to such shares, such shares will not be taken into account for purposes of determining a quorum for shareholder meetings and we will not record such persons as holders of such shares in our shareholder ledger.

         Our by-laws require the stock certificates representing shares of our capital stock to make reference to the provisions in our by-laws relating to the prior approval of the board of directors for significant share transfers and the requirements for recording share transfers in our shareholder ledger. In addition, shareholders are responsible for informing us whenever their shareholdings exceed 5%, 10%, 15% and 20% of the outstanding shares of a particular class of our capital stock. We are required to maintain a shareholder ledger that records the names, nationality and domicile of all significant shareholders, and any shareholder that meets or exceeds these thresholds must be recorded in this ledger if such shareholder is to be recognized or represented at any shareholders' meeting. If a shareholder fails to inform us of its shareholdings reaching a threshold as described above, we will not record the transactions that cause such threshold to be met or exceeded in our shareholder ledger, and such transaction will have no legal effect and will not be binding on us.


Repurchase Obligation

         In accordance with Mexican securities authority regulations, our majority shareholders are obligated to make a public offer for the purchase of stock to the minority shareholders if the listing of our stock with the Mexican Stock Exchange is canceled, either by resolution of CEMEX or by an order of the Mexican securities authority. The price at which the stock must be purchased by the majority shareholders is the higher of:

         o the weighted average price per share based on the weighted average trading price of our CPOs on the Mexican Stock Exchange during the latest period of 30 trading days preceding the date of the offer, for a period not to exceed six months; or

         o the book value per share, as reflected in the last quarterly report filed with the Mexican securities authority and the Mexican Stock Exchange.

         Five business days prior to the commencement of the offering, our board of directors must make a determination with respect to the fairness of the offer, taking into account the interests of the minority shareholders and disclose its opinion, which must refer to the justifications of the offer price; if the board of directors is precluded from making such determination as a result of a conflict of interest, the resolution of the board of directors must be based upon a fairness opinion issued by an expert selected by the audit committee in which emphasis must be placed on majority rights.

         Following the expiration of this offer, if the majority shareholders do not acquire 100% of the paid-in share capital, such shareholders must place in a trust set up for that purpose for a six-month period an amount equal to that required to repurchase the remaining shares held by investors who did not participate in the offer. The majority shareholders are not obligated to make the repurchase if shareholders representing 95% of our share capital waive that right, and the amount offered for the shares is less than 300,000 UDIs (Unidades de Inversion), which are investment units in Mexico that reflect inflation variations. If these conditions are met, we must create a trust as described above and provide electronic notice to the Mexican Stock Exchange. For purposes of these provisions, majority shareholders are shareholders that own a majority of our shares, have voting power sufficient to control decisions at general shareholder meetings, or that may elect a majority of our board of directors.


Shareholders' Meetings and Voting Rights

         Shareholders' meetings may be called by:




         o  our board of directors or statutory auditors;

         o shareholders representing at least 10% of the then outstanding shares of our capital stock by requesting our board of directors or the statutory auditors to call a meeting;

         o any shareholder if no meeting has been held for two consecutive years or when the matters referred to in Article 181 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) have not been dealt with; or

         o a Mexican court in the event our board of directors or the statutory auditors do not comply with the valid request of the shareholders indicated above.

         Notice of shareholders' meetings must be published in the official gazette for the State of Nuevo Leon, Mexico or any major newspaper published and distributed in the City of Monterrey, Nuevo Leon, Mexico. The notice must be published at least 15 days prior to the date of any shareholders' meeting. Consistent with Mexican law, our by-laws further require that all information and documents relating to the shareholders meeting be available to shareholders from the date the notice of the meeting is published.


         General shareholders' meetings can be ordinary or extraordinary. At every general shareholders' meeting, each holder of A shares and B shares is entitled to one vote per share. Shareholders may vote by proxy duly appointed in writing. Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights corresponding to the A shares represented by their CPOs.

         An annual general ordinary shareholders' meeting must be held during the first four months after the end of each of our fiscal years to consider the approval of a report of our board of directors regarding our performance and our financial statements for the preceding fiscal year and to determine the allocation of the profits for the preceding year. At the annual general shareholders' meeting, any shareholder or group of shareholders representing 10% or more of our outstanding voting stock has the right to appoint one regular and one alternate director in addition to the directors elected by the majority and the right to appoint a statutory auditor. The alternate director appointed by the minority holders may only substitute for the director appointed by that minority.

         A general extraordinary shareholders' meeting may be called at any time to deal with any of the matters specified by Article 182 of the General Law of Commercial Companies, which include, among other things:





         o  extending our corporate existence;

         o  our early dissolution;

         o  increasing or reducing our fixed capital stock;

         o  changing our corporate purpose;

         o  changing our country of incorporation;

         o  changing our form of organization;

         o  a proposed merger;

         o  issuing preferred shares;

         o  redeeming our own shares;

         o  any amendment to our by-laws; and

         o any other matter for which a special quorum is required by law or by our by-laws.

         The above-mentioned matters may only be dealt with at extraordinary shareholders' meetings.

         In order to vote at a meeting of shareholders, shareholders must appear on the list that Indeval, the Mexican securities depositary, and the Indeval participants holding shares on behalf of the shareholders, prepare prior to the meeting or must deposit prior to that meeting the certificates representing their shares at our offices or in a Mexican credit institution or brokerage house, or foreign bank approved by our board of directors to serve this function. The certificate of deposit with respect to the share certificates must be presented to our company secretary at least 48 hours before a meeting of shareholders. Our company secretary verifies that the person in whose favor any certificate of deposit was issued is named in our share registry and issues an admission pass authorizing that person's attendance at the meeting of shareholders.

         Our by-laws provide that a shareholder may only be represented by proxy in a shareholders' meeting with a duly completed form provided by us authorizing the proxy's presence. In addition, our by-laws require that the secretary acting at the shareholders' meeting publicly affirm the compliance by all proxies with this requirement.

         A shareholders' resolution is required to take action on any matter presented at a shareholders' meeting. At an ordinary meeting of shareholders, the affirmative vote of the holders of a majority of the shares present at the meeting is required to adopt a shareholders' resolution. At an extraordinary meeting of shareholders, the affirmative vote of at least 50% of the capital stock is required to adopt a shareholders' resolution, except that when amending
Article 22 of our by-laws (which specifies the list of persons who are not eligible to be appointed as a director or a statutory auditor) the affirmative vote of at least 75% of the voting stock is needed. Our by-laws also require the approval of 75% of the voting shares of our capital stock to amend provisions in our by-laws relating to the prior approval of the board of directors for share transfers and the requirements for recording share transfers in our corporate ledger.

         The quorum for a first ordinary meeting of shareholders is 50% of our outstanding and fully paid shares, and for the second ordinary meeting of shareholders is any number of our outstanding and fully paid shares. The quorum for the first extraordinary shareholders meeting is 75% of our outstanding and fully paid shares, and for the second extraordinary shareholders meeting the quorum is 50% of our outstanding and fully paid shares.

Rights of Minority Shareholders

         Our by-laws provide that holders of at least 10% of our capital stock are entitled to demand the postponement of the voting on any resolution of which they deem they have not been adequately informed.

         Under Mexican law, holders of at least 20% of our outstanding capital stock entitled to vote on a particular matter may seek to have any shareholder action with respect to that matter set aside, by filing a complaint with a court of law within 15 days after the close of the meeting at which that action was taken and showing that the challenged action violates Mexican law or our by-laws. Relief under these provisions is only available to holders who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action and whose shares were not represented when the action was taken or, if represented, voted against it.


         Under Mexican law, an action for civil liabilities against directors may be initiated by a shareholders' resolution. In the event shareholders decide to bring an action of this type, the persons against whom that action is brought will immediately cease to be directors. Additionally, shareholders representing not less than 15% of the outstanding shares may directly exercise that action against the directors; provided that:




         o those shareholders shall not have voted against exercising such action at the relevant shareholders' meeting; and

         o the claim covers all of the damage alleged to have been caused to CEMEX and not merely the damage suffered by the plaintiffs.


         Any recovery of damage with respect to these actions will be for the benefit of CEMEX and not that of the shareholders bringing the action.

Registration and Transfer


         Our common stock is evidenced by share certificates in registered form with registered dividend coupons attached. Our shareholders may hold their shares in the form of physical certificates or through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval and by Indeval participants indicating ownership are recognized as our shareholders.


Redemption


         Our capital stock is subject to redemption, on a pro rata basis, upon approval of our shareholders at an extraordinary shareholders' meeting.

Share Repurchases

         If our shareholders decide at a general shareholders' meeting that we should do so, we may purchase our outstanding shares for cancellation. We may also repurchase our equity securities on the Mexican Stock Exchange at the then prevailing market prices in accordance with the Mexican securities law. If we intend to repurchase shares representing more than 1% of our outstanding shares at a single trading session, we must inform the public of such intention at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding shares during a period of twenty trading days, we would be required to conduct a public tender offer for such shares. We must conduct share repurchases through the person or persons approved by our board of directors, through a single broker dealer during the relevant trading session without submitting bids during the first and the last 30 minutes of each trading session and we must inform the Mexican Stock Exchange of the results of any share repurchase no later than the business day following any such share repurchase.


Directors' and Shareholders' Conflict of Interest


         Under Mexican law, any shareholder that has a conflict of interest with CEMEX with respect to any transaction is obligated to disclose such conflict and is prohibited from voting on that transaction. A shareholder who violates this prohibition may be liable for damages if the relevant transaction would not have been approved without that shareholder's vote.

         Under Mexican law, any director who has a conflict of interest with CEMEX in any transaction must disclose that fact to the other directors and is prohibited from voting on that transaction. Any director who violates this prohibition will be liable for damages. Additionally, our directors and statutory auditors may not represent shareholders in the shareholders' meetings.


Withdrawal Rights


         Whenever our shareholders approve a change of corporate purpose, change of nationality or transformation from one form of corporate organization to another, Mexican law provides that any shareholder entitled to vote on that change that has voted against it may withdraw from CEMEX and receive the amount calculated as specified by Mexican law attributable to its shares, provided that it exercises that right within 15 days following the adjournment of the meeting at which the change was approved. For further details on the calculation of the withdrawal right, see "- General."


Dividends

         At the annual ordinary general meeting of shareholders, our board of directors submits our financial statements together with a report on them by our board of directors and the statutory auditors, to our shareholders for approval. The holders of our shares, once they have approved the financial statements, determine the allocation of our net income, after provision for income taxes, legal reserve and statutory employee profit sharing payments, for the preceding year. All shares of our capital stock outstanding and fully paid at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution.

Liquidation Rights

         In the event we are liquidated, the surplus assets remaining after payment of all our creditors will be divided among our shareholders in proportion to the respective shares held by them. The liquidator may, with the approval of our shareholders, distribute the surplus assets in kind among our shareholders, sell the surplus assets and divide the proceeds among our shareholders or put the surplus assets to any other uses agreed to by a majority of our shareholders voting at an extraordinary shareholders' meeting.

                             DESCRIPTION OF OUR CPOs


          Our CPOs are issued under the terms of a CPO trust agreement. The CPOs and the CPO trust agreement are governed by Mexican law. Set forth below is a summary description of the material terms of the CPOs and of a CPO holder's material rights. Because it is a summary, it does not describe every aspect of the CPOs and the CPO trust agreement. For more complete information, you should read the entire CPO trust agreement. A form of the CPO trust agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 1 for information on how to obtain copies of the CPO trust agreement.


Transfer and Withdrawal of CPOs


          Under the terms of the CPO trust agreement, the CPO trustee may accept A shares and B shares against the issuance of CPOs. Each CPO will consist of two A shares and one B share. All A shares and B shares underlying the CPOs are held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Those shares are registered in the name of the CPO trustee, which is the owner and holder of record of those shares.


          The CPO trustee will deliver CPOs in respect of the shares as described above. All CPOs are evidenced by a single certificate, the global CPO. CPOs are issued to and deposited in accounts maintained at Indeval. Ownership of CPOs deposited with Indeval is shown on, and transfer of the ownership of CPOs is effected through, records maintained by Indeval and Indeval participants. Holders of CPOs are not entitled to receive physical certificates evidencing their CPOs but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Holders of CPOs, including Mexican nationals, are not entitled to withdraw the A shares or B shares that are held in the CPO trust.

Dividends, Other Distributions and Rights

          Holders of CPOs are entitled to receive the economic benefits to which they would be entitled if they were the holders of the A shares and B shares underlying those CPOs at the time that we declare and pay dividends or make distributions to holders of A shares and B shares. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the A shares and B shares held in the CPO trust to the holders of CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. The CPO trustee will distribute those cash dividends and other cash distributions through Indeval as custodian of the CPOs. Dividends paid with respect to CPOs deposited with Indeval will be distributed to the holders on the business day following the date on which the funds are received by Indeval.

          If we pay a dividend in shares of our stock, those shares will be distributed to the CPO trustee who will hold those shares in the CPO trust for the benefit of CPO holders entitled thereto, and the CPO trustee if the shares so received constitute units identical to the unit of securities then represented by a CPO will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs representing economic interests in the total number of shares received by the CPO trustee as that dividend. If the shares of stock so received do not constitute units of securities identical to the unit of securities then represented by a CPO, the CPO trustee will cause the securities received to be delivered to the CPO holders entitled thereto.

          If we offer the holders of A shares and B shares the right to subscribe for additional A shares or B shares, the CPO trustee, subject to applicable laws, will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for that holder's proportionate share of those additional A shares or B shares, subject to that holder's providing the CPO trustee with the funds necessary to subscribe for those additional shares. The CPO trustee will offer those rights to a CPO holder only if that offer is legal and valid under the provisions of the laws of the country of residence of that CPO holder. Neither we nor the CPO trustee is obligated to register those rights, the CPOs or the underlying shares under the Securities Act. If CPO trust holders are offered those rights and if CPO holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust for the benefit of the subscribing holders, and if the shares so received constitute units identical to the unit of securities then represented by a CPO it will deliver additional CPOs representing those underlying shares to the applicable CPO holders.

Changes Affecting Underlying Shares

          If as a result of a redemption of our common stock, see "Description of Our Common Stock-- Redemption", any underlying shares held in the CPO trust are called for redemption, the CPO trustee will proceed in accordance with the resolutions adopted by shareholders at the meeting of shareholders that authorize the redemption and repurchase the corresponding CPOs.

Voting of A Shares

          Mexican holders of CPOs shall be entitled to attend our shareholders' meetings for purposes of representing and exercising the voting rights of the A shares underlying their CPOs.

          Non-Mexican holders of CPOs are not entitled to exercise voting rights with respect to the A shares represented by their CPOs. At our shareholders' meetings the A shares of non-Mexican holders held in the CPO trust will be voted by the CPO trustee in accordance with the vote cast by the majority of Mexican holders of A shares and holders of B shares voting at the meeting. The nationality of a holder of CPOs is established by reference to the information contained in the CPO registry book of the CPO trust. A Mexican national constitutes either:

      o   an individual of Mexican nationality; or


      o a Mexican corporation whose by-laws exclude foreign investors from owning or controlling, either directly or indirectly, a majority of its capital stock.


          CPOs represented by ADSs will be deemed owned by non-Mexican nationals.

          The CPO trustee shall attend our shareholders' meetings to represent and vote the A shares underlying the CPOs held by Mexicans for which no instructions were received from the holders of those CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee's exercise of its corporate rights with respect to the A shares underlying the CPOs.

Voting of B Shares

          All holders of CPOs shall be entitled to attend our shareholders' meetings for purposes of representing and exercising the voting rights of the B shares underlying their CPOs. The CPO trustee shall attend our shareholders' meetings to represent and vote the B shares underlying the CPOs for which no instructions were received from the holders of the CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee's exercise of its corporate rights with respect to the B shares underlying the CPOs.

Voting at CPO Holders' Meetings

          Whenever we call a meeting of holders of CPOs, Mexican and non-Mexican holders of CPOs, whether they hold their CPOs directly or in the form of ADSs, will have the right to give instructions to vote the CPOs at the meeting.

        The following table sets forth the method of voting for each security contained in a CPO:


                         Securities Contained in a CPO                                       Method for Voting
                         -----------------------------                                       -----------------

A shares represented by CPOs held by non-Mexican nationals (all CPOs              CPO trustee will vote the A shares in
represented by ADSs are deemed held by non-Mexican persons).                      accordance with the majority of all A
                                                                                  shares held by Mexican nationals and B
                                                                                  shares voted at the meeting.

A shares represented by CPOs held by Mexican nationals:

o    If the CPO holder timely instructs the trustee as to voting                  CPO trustee will vote the A shares in
                                                                                  accordance with the CPO holder's
                                                                                  instructions.

o    If the CPO holder makes timely arrangements with the CPO trustee to          CPO holder may attend the shareholders'
     attend the shareholders' meeting in person                                   meeting and vote the A shares in person.

o    If the CPO holder does not timely instruct the CPO trustee as to voting      CPO trustee will vote the A shares in its
     or does not make timely arrangements with the CPO trustee to attend the      discretion, in cooperation with the technical
     shareholders' meeting in person                                              committee.

B shares represented by CPOs, whether held by Mexican or non-
Mexican persons:

o    If the CPO holder timely instructs the CPO trustee as to voting              CPO trustee will vote the B shares in
                                                                                  accordance with the CPO holder's
                                                                                  instructions.

o    If the CPO holder makes timely arrangements with the CPO trustee to          CPO holder may attend the shareholders'
     attend the shareholders' meeting in person                                   meeting and vote the B shares in person.

o    If the CPO holder does not timely instruct the CPO trustee as to voting      CPO trustee will vote the B shares in its
     or does not make timely arrangements with the CPO trustee to attend the      discretion, in
     shareholders' meeting in person                                              cooperation with the technical committee.

Administration of the CPO Trust

          Under the terms of the CPO trust agreement, the CPO trust is administered by the CPO trustee under the direction of a technical committee, which must consist of at least three members. Substitute members may also be appointed, who may substitute for any of the other members. The chairman of the technical committee, Mr. Lorenzo H. Zambrano, will appoint, substitute or remove all other technical committee members, and he will have the deciding vote in case of a tie vote. Technical committee meetings may also be attended by the CPO trustee, by the CPO common representative and by our statutory auditors, who may participate in any debate but may not vote. Resolutions adopted by the technical committee are required to be approved by a majority of the members of the technical committee present at the respective meeting; provided, however, that at least the chairman and two other members of the technical committee must be present at a meeting in order validly to adopt resolutions. The technical committee has the authority to instruct the CPO trustee to increase the maximum number of additional CPOs which may be delivered for the purposes permitted by the CPO trust agreement.

Termination of the CPO Trust and Establishment of Successor Trust


          The CPO trust term is 30 years from the date of execution and expires August 26, 2029. Upon termination, the trustee and the common representative of the CPO holders shall constitute a successor CPO trust with the same terms and conditions set forth in the CPO trust agreement, other than the provisions pertaining to the exchange of CPOs for successor trust CPOs. We refer to that successor CPO trust as the successor trust. Upon termination investors holding CPOs, subject to the provision of our by-laws described below, will receive in exchange for their CPOs, the successor trust CPOs issued by the successor trustee. Each successor trust CPO will represent the economic interests in two A shares and one B share.


          The CPO trust cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to any CPO holder.

          Upon termination of the CPO trust, any transfer of A shares or B shares which would result in any person or group of persons acting in concert becoming a holder of 2% or more of our voting shares will be subject, as provided in our by-laws, to prior approval of our board of directors. See "Description of Our Common Stock--Changes in Capital Stock and Preemptive Rights."


          We will be obligated to pay any cost or expense incurred in connection with the transfer of the shares from the CPO trust to the successor trust and the exchange of CPOs for successor trust CPOs.

Charges of the CPO trustee and Indeval

          Under the CPO trust agreement, we will be obligated to pay the fees of the CPO trustee for the administration of the CPO trust and the fees of Indeval as depository.

                            DESCRIPTION OF OUR ADSs


          Citibank, N.A. is the depositary for our ADSs. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10005. The ADSs represent ownership interests in securities that are on deposit with the depositary. The depositary typically appoints a custodian to safe keep the securities on deposit. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs.

          We have appointed Citibank as ADS depositary pursuant to a deposit agreement. A copy of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-11338 when retrieving the copy.


          Set forth below is a summary description of the material terms of the ADSs and of an ADS holder's material rights. Because it is a summary, it does not describe every aspect of the ADSs and the ADS deposit agreement. For more complete information, you should read the entire ADS deposit agreement and the form of ADR which contains the terms of the ADSs. The ADS deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.


          Each ADS represents five (5) CPOs. Each CPO is issued under the terms of a CPO trust and represents two (2) A shares and one (1) B share. The CPO trust is expected to terminate on or about August 26, 2029, at which point the CPO trustee and the common representative of the CPO holders will constitute a new CPO trust with the same terms and conditions as the CPO trust agreement, which we call the "successor trust." The terms of the CPO trust and the successor trust are more fully described above. See "Description of Our CPOs." Upon termination of the CPO trust, which we call the "conversion date," holders of CPOs will be entitled to receive successor trust CPOs. Assuming no change in the securities represented by CPOs during the term of the CPO trust, each successor trust CPO will represent two (2) A shares and one (1) B share. Holders of ADSs will, on and after the conversion date, have the right to receive five successor trust CPOs for every ADS held. The CPOs and successor trust CPOs eligible for deposit with the custodian are sometimes known as "eligible securities," and the eligible securities once deposited with the custodian are sometimes known as "deposited securities" against which the ADS depositary issues the ADSs. Please note that an ADS also represents any other property received by the ADS depositary or the custodian on behalf of the owner of the ADS but not distributed to that owner because of legal or practical restrictions. Citibank has appointed Banamex as custodian for the deposited securities represented by the ADSs. The receipts evidencing the ADSs are issuable in registered form by the depositary pursuant to the ADS deposit agreement.


          The ADS deposit agreement and the related ADR contain our rights and obligations as well as your rights and obligations and those of the depositary. The ADS deposit agreement is governed by New York law. Each of CEMEX and the depositary has agreed that federal and state courts in the City of New York will have non-exclusive jurisdiction over any actions, proceedings or disputes that arise out of or in connection with the ADS deposit agreement and submits to that jurisdiction. However, our obligations to the holders of deposited securities will continue to be governed by the laws of Mexico, which may be very different from the laws in the United States.

          If you become an owner of ADSs, you may hold your ADSs either in the form of an ADR certificate registered in your name or through a brokerage or safekeeping account. If you then decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or custodian to assert your rights as an ADS owner. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as "holder."

Dividends and Distributions

          If you become a holder of ADSs, you will usually have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the ADS deposit agreement in proportion to the number of ADSs they hold as of a specified record date.

Distributions of Cash

          Whenever we make a cash distribution payment for the securities on deposit with the custodian and the ADS depositary receives confirmation of our deposit of the distribution, the ADS depositary will convert the cash distribution into Dollars and distribute the proceeds of the conversion to the holders, so long as the conversion is reasonable and the Dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The ADS depositary will distribute the proceeds of the sale of any property held by the custodian in respect of the securities on deposit in the same manner.

Distributions of Eligible Securities

          Whenever we make a free distribution of eligible securities for the securities on deposit with the custodian, we will deposit the eligible securities with the custodian. When the ADS depositary receives confirmation of our deposit with the custodian, the ADS depositary will either distribute to holders ADSs representing the eligible securities deposited or modify the ADS to deposited securities ratio, in which case each ADS you hold will represent rights and interests in the additional eligible securities so deposited. The ADS depositary will distribute only whole numbers of ADSs. The ADS depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale as in the case of a cash distribution.

          The distribution of the new eligible securities will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the eligible securities so distributed.


          The ADS depositary will not make a distribution of ADSs if the distribution would constitute a breach of law. If the ADS depositary does not distribute ADSs upon the terms described above, it will sell the securities received, if that sale is lawful and reasonably practical, and will distribute the proceeds of the sale as in the case of a cash distribution.


Distributions of Rights

          Whenever we intend to distribute rights to subscribe for additional eligible securities we will give prior notice to the ADS depositary and we will assist the ADS depositary in determining whether it is lawful and reasonably practicable to distribute the rights to subscribe for additional eligible securities to you and provide the ADS depositary with the documentation required under the ADS deposit agreement.

          If we have satisfied these conditions, the ADS depositary will establish procedures to distribute rights and to enable holders to exercise those rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the ADSs when they exercise their rights. We cannot assure you that any holder of ADSs will be able to exercise rights on the same terms as holders of eligible securities or that any holder of ADSs will be able to exercise its rights at all. The ADS depositary has no obligation to provide you with the means to exercise rights to subscribe for new eligible securities rather than ADSs.

          The ADS depositary will not distribute the rights to any holder of ADSs if:

      o we do not request that the rights be distributed to such holders or if we ask that the rights not be distributed to such holders;

      o   we fail to deliver the required documents to the ADS depositary; or

      o it is not reasonably practicable to distribute the rights to such holders.

          The ADS depositary will sell the rights that are not exercised or not distributed if such a sale would be lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a distribution in cash. If the ADS depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

          Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the elective distribution to be made available to holders of ADSs. In that case, we will assist the ADS depositary in determining whether that distribution is lawful and reasonably practical.

          The ADS depositary will make the election available to holders of ADSs only if it is reasonably practical and if we have provided all of the documentation contemplated in the ADS deposit agreement. In that case, the ADS depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

          If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a shareholder in Mexico would receive for failing to make an election, as more fully described in the ADS deposit agreement.

Redemption

          Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the ADS depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the ADS depositary will mail notice of the redemption to the holders.

          The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The ADS depositary will convert the redemption funds received into Dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the ADS depositary. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the ADS depositary may determine.

Other Distributions

          Whenever we intend to distribute property other than cash, eligible securities or rights to purchase additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the distribution to be made to you. In that case, we will assist the ADS depositary in determining whether the distribution to holders is lawful and reasonably practicable.

          If it is reasonably practicable to distribute the property to you and if we provide all the required documentation, the ADS depositary shall distribute that property to the holders in a manner it deems practicable for accomplishing the distribution.

          The distribution of the property will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the property.

          The ADS depositary will not distribute the property to holders of ADSs and will sell the property if:

      o we do not request that the property be distributed to such holders or if we ask that the property not be distributed to such holders;

      o   we do not deliver satisfactory documents to the depositary; or

      o   it is not reasonably practicable or feasible.

          The proceeds of any sale of the property will be distributed to holders as in the case of a cash distribution.

Changes Affecting Deposited Securities

          The deposited securities held on deposit in respect of ADSs may change from time to time as a result, for example, of a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of deposited securities or a recapitalization, reorganization, merger, consolidation or sale of our assets.

          If any such change were to occur, ADSs will, to the extent permitted by law, represent the right to receive the property received or exchanged or in respect of the deposited securities held on deposit. The ADS depositary may in such circumstances deliver additional ADSs to holders of ADSs or call for the exchange of ADSs for replacement ADSs. If the ADS depositary may not lawfully distribute that property to holders of ADSs, the ADS depositary may sell that property and distribute the net proceeds from that sale to such holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Eligible Securities

          The ADS depositary will create ADSs if eligible securities are deposited with the custodian. The ADS depositary will deliver the ADSs representing the eligible securities deposited to the person indicated after payment of the applicable issuance fees and all charges and taxes payable for the transfer of the eligible securities to the custodian. In the case of the distribution of ADSs to holders of ADWs equal to the appreciation value upon redemption or at maturity of the appreciation warrants, the ADW holders will not be required to make the deposit or pay a fee.

          Please note that the issuance of ADSs in all cases, other than the distribution of the appreciation value, may be delayed until the ADS depositary or the custodian receives confirmation that all required approvals have been given and that the eligible securities have been duly transferred. The ADS depositary will only issue ADSs in whole numbers.

          When a deposit of eligible securities is made, the depositor will be responsible for transferring good and valid title to the ADS depositary. In addition, the depositor will be deemed to represent and warrant that:

      o the eligible securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

      o all preemptive and similar rights, if any, with respect to the eligible securities have been validly waived or exercised;

      o   the depositor is duly authorized to deposit the eligible securities;

      o the eligible securities presented for deposit are free and clear of any lien, encumbrance, security o interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon that deposit will not be, "restricted securities"; and

      o the eligible securities presented for deposit have not been stripped of any rights or entitlements.

          If any of these representations or warranties are false in any way, we and the ADS depositary may, at the depositor's cost and expense, take any and all actions necessary to correct the consequences thereof.

Withdrawal of Deposited Securities Upon Cancellation of ADSs

          A holder of ADSs is entitled to present its ADSs to the ADS depositary for cancellation and to receive delivery of the deposited securities represented by its ADSs at the custodian. In order to withdraw the deposited securities represented by such ADSs, the holder withdrawing will be required to pay the fees of the ADS depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. The holder withdrawing ADSs assumes the risk for delivery of all funds and securities upon withdrawal. Once cancelled, ADSs shall be devoid of any benefits provided under the ADS deposit agreement.

          The ADS depositary may ask for proof of identity and the genuineness of signatures before canceling ADSs. The withdrawal of the deposited securities represented by ADSs may be delayed until the ADS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. A holder of ADSs is not entitled to withdraw the shares underlying CPOs. When ADSs are surrendered prior to the conversion date, the holder will be entitled to receive CPOs; after the conversion date, the holder will be entitled to receive successor trust CPOs. The ADS depositary will only accept ADSs for cancellation that represent a whole number of deposited securities.


          A holder will have the right to withdraw the securities represented by its ADSs at any time except for:

      o temporary delays that may arise because the transfer books for the CPOs, successor trust CPOs, or ADSs o are closed, or the deposited securities are immobilized on account of a shareholders' meeting or a payment of dividends;

      o   obligations to pay fees, taxes and similar charges; and

      o restrictions imposed on account of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.

          Please note that the ADS deposit agreement may not be modified to impair withdrawal rights in respect of deposited securities represented by ADSs except to comply with mandatory provisions of law.

Voting Rights


          A holder of ADSs has the right to instruct the ADS depositary to exercise the voting rights for the deposited securities represented by its ADSs. However, our by-laws prohibit non-Mexican nationals from directly holding or voting A shares. A holder of ADSs is deemed to be a non-Mexican national and accordingly, has no right to vote the A shares held in the CPO trust or the successor trust. The voting rights of holders of deposited securities are described in "Description of Our CPOs--Voting of A Shares" and "Description of Our CPOs--Voting of B Shares" above.

          At our request, the ADS depositary will coordinate with us the mailing to holders of ADSs of any notice of shareholders' meeting together with information explaining how to instruct the depositary to exercise the voting rights, if any, pertaining to the deposited securities represented by ADSs. We will use our best efforts to deliver the notice of shareholders' meeting to the ADS depositary 20 days prior to the date of the meeting. The ADS depositary will coordinate with us the mailing of the notice to ADS holders to coincide as closely as is reasonably practicable with the publication of the notice of shareholders' meeting in Mexico.


          Prior to the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise your voting rights only in respect of the B shares held in the CPO trust. The terms of the CPO trust require the CPO trustee to vote the A shares held in the CPO trust in the same manner as the votes cast by the holders of the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

          On and after the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights in respect of the B shares in the successor trust. The terms of the successor trust are expected to require the successor trustee to vote the A shares held in the successor trust in substantially the same manner as A shares are voted under the CPO trust.

          Whenever we call a meeting of holders of CPOs or successor trust CPOs, you have the right, as a holder of ADSs representing CPOs or successor trust CPOs, to instruct the ADS depositary to vote the CPOs or successor trust CPOs according to your instructions.

          If the ADS depositary timely receives your voting instructions, it will endeavor to vote the securities represented by ADSs for which holders of ADSs are entitled to give voting instructions according to those voting instructions.

          If the ADS depositary does not receive voting instructions from a holder of ADSs in a timely manner such holder will nevertheless be treated as having instructed the ADS depositary to give a proxy to a person we designate to vote the B shares underlying the CPOs represented by your ADSs in his/her discretion. The ADS depositary will not deliver the discretionary proxy if:

      o we do not provide the ADS depositary with the requisite materials pertaining to the meeting on a timely basis;

      o   we request that the discretionary proxy not be given;

      o we do not deliver to the ADS depositary a satisfactory opinion of counsel providing legal comfort under Mexican laws on the subject of the discretionary proxy; or

      o we do not deliver a satisfactory representation and indemnity letter to the ADS depositary.

          Please note that the ability of the ADS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure holders of ADSs that they will receive voting materials in sufficient time to enable them to return voting instructions to the ADS depositary in a timely manner.

          The ADS depositary or the custodian for the CPOs on deposit may represent the CPOs at any meeting of holders of CPOs even if no voting instructions have been received. The CPO trustee may represent the A shares and the B shares represented by the CPOs at any meeting of holders of A shares or B shares even if no voting instructions have been received. By so attending, the ADS depositary, the custodian or the CPO trustee, as applicable, may contribute to the establishment of a quorum at a meeting of holders of CPOs, A shares or B shares, as appropriate.

Fees and Charges

          An ADS holder is required to pay the following service fees to the ADS depositary:

Service                                          Fees
--------                                         ----
Issuance of ADSs                                 Up to 5(cent)per ADS issued
Cancellation of ADSs                             Up to 5(cent)per ADS cancelled
Exercise of rights to purchase additional ADSs   Up to 5(cent)per ADS issued
Distribution of cash upon sale of rights and     Up to 2(cent)per ADS held
  other entitlements

          An ADS holder also is responsible to pay fees and expenses incurred by the ADS depositary and taxes and governmental charges including, but not limited to:

      o transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;

      o   expenses incurred for converting foreign currency into Dollars;

      o expenses for cable, telex and fax transmissions and for delivery of securities; and

      o taxes and duties upon the transfer of securities, such as when you deposit eligible securities or withdraw deposited securities.

          We have agreed to pay some of the other charges and expenses of the ADS depositary. Note that the fees and charges that a holder of ADSs is required to pay may vary over time and may be changed by us and by the ADS depositary. ADS holders will receive notice of the changes.

Amendments and Termination


          We may agree with the ADS depositary to modify or to supplement the ADS deposit agreement at any time without the consent of ADS holders. We undertake to provide ADS holders with 30 days' prior notice of any modifications or supplements that would materially prejudice the substantial rights of ADS holders under the ADS deposit agreement. We will not consider to be materially prejudicial to the substantial rights of ADS holders any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantive rights of ADS holders.


          ADS holders will be bound by the modifications to the ADS deposit agreement if they continue to hold ADSs after the modifications to the ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent ADS holders from withdrawing the deposited securities represented by ADSs, except as described above in "--Withdrawal of Deposited Securities Upon Cancellation of ADSs."

          We have the right to direct the ADS depositary to terminate the ADS deposit agreement. Similarly, the ADS depositary may in some circumstances on its own initiative terminate the ADS deposit agreement. In either case, the ADS depositary must give notice to the holders at least 30 days before termination.

          Upon termination, the following will occur under the ADS deposit agreement:


      o for a period of three months after termination, ADS holders will be able to request the cancellation of their ADSs and the withdrawal of the deposited securities represented by their ADSs and the delivery of all other property held by the ADS depositary in respect of their deposited securities on the same terms as prior to the termination. During this three-month period, the ADS depositary will continue to collect all distributions received on the deposited securities, such as dividends, but will not distribute any such property to ADS holders until they request the cancellation of their ADSs; and


      o after the expiration of the three-month period, the ADS depositary may sell the deposited securities held on behalf of the remaining holders with the custodian. The ADS depositary will hold the proceeds o from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the ADS depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of ADS Depositary

          The ADS depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect those records at that office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

          The ADS depositary will maintain facilities in New York to record and to process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

          The ADS deposit agreement limits our obligations and the ADS depositary's obligations to holders of ADSs. Please note the following:

      o We and the ADS depositary are only obligated to take the actions specifically stated in the ADS deposit agreement without negligence or bad faith.

      o The ADS depositary disclaims any liability for any failure to carry out voting instructions, for any o manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the ADS deposit agreement.

      o The ADS depositary disclaims any liability for any failure to determine the lawfulness or reasonable practicality of any action, for the content of any document forwarded to ADS holders on their behalf or for the accuracy of any translation of such document, for the investment risks associated with investing o in deposited securities, for the validity or worth of the deposited securities, for any tax consequences that result from the ownership of ADSs, for allowing any rights to lapse under the terms of the ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

      o We and the ADS depositary will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.


      o We and the ADS depositary disclaim any liability if we are prevented or forbidden from acting on account o of any law or regulation, any provision of our by-laws, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

      o We and the ADS depositary disclaim any liability by reason of any exercise of, or failure to exercise, o any discretion provided for in the ADS deposit agreement or in our by-laws or in any provisions of the securities on deposit.


      o We and the ADS depositary further disclaim any liability for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting eligible securities for o deposit, any holder of ADSs or authorized representative thereof, or any other person believed by us in good faith to be competent to give such advice or information.

      o We and the ADS depositary also disclaim liability for the inability by a holder to benefit from any o distribution, offering, right or other benefit which is made available to holders of eligible securities but is not, under the terms of the ADS deposit agreement, made available to the holders of the ADSs.

      o We and the ADS depositary may rely without any liability upon any written notice, request or other o document believed by the ADS depositary to be genuine and to have been signed or presented by the proper parties.

      o We and the ADS depositary disclaim any liability for any consequential or punitive damages.

Pre-Release Transactions

          The ADS depositary may, in some circumstances, issue ADSs before receiving a deposit of eligible securities or release deposited securities before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions including the need to receive collateral, the type of collateral required, and the representations required from brokers. The ADS depositary may retain the compensation received from the pre-release transactions.

Taxes

          Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

          The ADS depositary may refuse to issue ADSs and to deliver, transfer, split and combine ADRs or to release securities on deposit until all applicable taxes and charges are paid by the holder. The ADS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of ADS holders. However, ADS holders may be required to provide to the ADS depositary and to the custodian proof of taxpayer status and residence and any other information as the ADS depositary and the custodian may reasonably require to fulfill legal obligations. Holders of ADSs are required to indemnify us, the ADS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

          Whenever the ADS depositary or the custodian receives foreign currency and the ADS depositary can reasonably convert all foreign currency received into Dollars, the ADS depositary will distribute the Dollars according to the terms of the ADS deposit agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

          If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the ADS depositary may take the following actions in its discretion:

      o convert the foreign currency to the extent practical and lawful and distribute the Dollars to holders of ADSs when the conversion and distribution is lawful and practicable;

      o distribute the foreign currency to holders of ADSs when the distribution is lawful and practicable; or

      o hold the foreign currency, without liability for interest, for holders of ADSs.

                           INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

General

         The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of our CPOs and ADSs.


         This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated under the Code, and administrative rulings, and judicial interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change, possibly retroactively. This summary is limited to U.S. Shareholders (as defined below) who acquire our ADSs from the selling ADS holders. This summary does not discuss all aspects of U.S. federal income taxation which may be important to you in light of your individual circumstances, for example, if you are an investor subject to special tax rules (e.g., if you are a bank, a thrift, a real estate investment trust, a regulated investment company, an insurance company, a dealer in securities or currencies, an expatriate or tax-exempt investor, a person whose functional currency is not the U.S. Dollar or a shareholder who owns (directly or indirectly) 10% or more of our outstanding voting stock) or if you hold a CPO or an ADS as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. In addition, this summary does not address any aspect of state, local or foreign taxation.


         You are advised to consult with your own tax advisor regarding the U.S. federal income tax consequences to you of the ownership and disposition of CPOs or ADSs in light of your particular tax situation and under state, local and foreign tax laws applicable to you.

         For purposes of this summary, a "U.S. Shareholder" means a beneficial owner of CPOs or ADSs who is for U.S. federal income tax purposes:

      o an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

      o a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

      o an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

      o a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

         If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of CPOs or ADSs, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

Ownership of CPOs or ADSs in general

         In general, for U.S. federal income tax purposes, U.S. Shareholders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs, and each CPO will represent a beneficial interest in two A shares and one B share.

Taxation of dividends with respect to CPOs and ADSs

         Distributions of cash or property with respect to the A shares or B shares represented by CPOs, including CPOs represented by ADSs, usually will be includible in the gross income of a U.S. Shareholder as foreign source dividend income on the date the distributions are received by the CPO trustee, or successor thereof, to the extent paid out of our current or accumulated earnings and profits. These dividends will not be eligible for the dividends-received deduction usually allowed to corporate U.S. Shareholders. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Shareholder's adjusted tax basis in the CPOs or ADSs and thereafter as capital gain.

         Dividends paid in Pesos will be includible in the income of a U.S. Shareholder in a Dollar amount calculated by reference to the exchange rate in effect the day the Pesos are received by the CPO Trustee, whether or not they are converted into Dollars on that day. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date a U.S. Shareholder converts the payment into Dollars generally will be treated as ordinary income or loss. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. For purposes of calculating the U.S. foreign tax credit, dividends paid by us usually will constitute "passive income," or in the case of some U.S. Shareholders "financial services income."

Taxation of capital gains on disposition of CPOs or ADSs

         The sale or exchange of CPOs or ADSs will result in the recognition of gain or loss by a U.S. Shareholder for U.S. federal income tax purposes in the amount of the difference between the amount realized and the U.S. Shareholder's tax basis therein. That gain or loss recognized by a U.S. Shareholder usually will be long-term capital gain or loss if the U.S. Shareholder's holding period for the CPOs or ADSs exceeds one year at the time of disposition. Gain from the sale or exchange of the CPOs or ADSs usually will be treated as U.S. source gain for purposes of the foreign tax credit rules of U.S. tax law. Deposits and withdrawals of CPOs by U.S. Shareholders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.


Recent Tax Legislation

         The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), enacted on May 28, 2003, reduces the maximum rate of tax imposed on certain dividends received by U.S. Shareholders that are individuals to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the "Reduced Rate"). The Reduced Rate applies to dividends received after December 31, 2002 and before January 1, 2009. In order for dividends paid by a foreign corporation to be eligible for the Reduced Rate, the foreign corporation must be a "qualified foreign corporation" within the meaning of the Act. We believe that we will be considered a "qualified foreign corporation" within the meaning of the Act because our ADSs are listed on the New York Stock Exchange and thus any distributions we make that are treated as taxable dividends whether in cash, stock or other property should qualify for the Reduced Rate. There can be no assurance, however, that we will continue to be considered a "qualified foreign corporation" and that our dividends will continue to be eligible for the Reduced Rate.

         The Act also reduces the top individual tax rate on adjusted net capital gains for sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009 from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008).


United States Backup Withholding and Information Reporting

          A U.S. Shareholder may, under certain circumstances, be subject to "backup withholding" with respect to some payments to the U.S. Shareholder, such as dividends or the proceeds of a sale or other disposition of the CPOs or ADSs, unless such holder (i) is a corporation or comes within certain exempt categories, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the U.S. Shareholder's federal income tax liability.

Mexican Tax Considerations

General

         The following is a summary of certain Mexican federal income tax considerations relating to your ownership and disposition of our CPOs or ADSs.


          This summary is based on the Mexican federal income tax law that is in effect on the date of this prospectus which is subject to change. This summary is limited to tax consequences applicable to non-residents of Mexico, as defined below, who acquire our ADSs from selling ADS holders. This summary does not address all aspects of Mexican tax laws in effect as of the date of this prospectus. Prospective holders are urged to consult their own tax advisor as to the tax consequences of the ownership and disposition of CPOs or ADSs.


          For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 calendar days during the calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under the laws of Mexico or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico for tax purposes unless such person or entity can demonstrate otherwise. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for tax purposes, such legal entity or individual shall be required to pay taxes in Mexico on income attributable to such permanent establishment, in accordance with relevant tax provisions. A non-resident of Mexico is a legal entity or individual that does not satisfy the requirements to be considered a resident of Mexico for Mexican federal income tax purposes. U.S. Shareholder shall have the same meaning ascribed above under the section "Income Tax Considerations--U.S. Federal Income Tax Considerations."

Taxation of Dividends

          Dividends, either in cash or in any other form, paid with respect to A shares or B shares represented by the CPOs (or in the case of holders who hold CPOs represented by ADSs), will not be subject to Mexican withholding tax.

Disposition of CPOs or ADSs


          As discussed below, gains on the sale or disposition of CPOs or ADSs by a holder who is a non-resident of Mexico for tax purposes, generally will be exempt from Mexican taxation. Deposits of CPOs in exchange for ADSs and withdrawals of CPOs in exchange for ADSs will not give rise to any Mexican tax or transfer duties.

          The sale or disposition of ADSs by a non-resident of Mexico will not be subject to Mexican taxes.

          Gains from the sale of stock consummated by non-residents of Mexico through the Mexican Stock Exchange, is generally exempt from Mexican income taxation. Therefore, gains from the sale of CPOs consummated by nonresidents of Mexico through the Mexican Stock Exchange is exempt from Mexican income taxation. If, however, the sale of CPOs is consummated outside the Mexican Stock Exchange, the sale of CPOs by nonresidents of Mexico may be subject to Mexican income tax at a rate of 25% of the gross sales price, unless the seller is a resident of a qualifying country, including, among others, the United States, appoints a representative in Mexico for income tax purposes related to the sale and elects to pay Mexican federal income tax, in which case such tax will be imposed at a rate not to exceed 35% of the gain on the sale.




          Moreover, under the U.S.-Mexico Income Tax Treaty, a U.S. Shareholder who owns less than 25% of our stock and is otherwise eligible for benefits under such tax treaty is not subject to Mexican tax on any gain derived from the disposition of ADSs or CPOs. In the case of non-residents of Mexico, other than U.S. Shareholders, gains derived from the disposition of ADSs or CPOs may be exempt, in whole or in part, from Mexican taxation under provisions of an applicable treaty.

          Commissions paid in respect of brokerage transactions for the sale of CPOs on the Mexican Stock Exchange are subject to a value-added tax of 15%.

Deposits and Withdrawals of CPOs

          The deposit of CPOs in exchange for ADSs and the withdrawal of CPOs that were represented by ADSs is not subject to Mexican taxation.


Estate and Gift Taxes

          There are no Mexican inheritance, gift, succession or value-added taxes applicable to the ownership, transfer, exchange or disposition of ADSs or CPOs by holders that are non-residents of Mexico, although gratuitous transfers of CPOs may, in some circumstances, cause a Mexican federal tax to be imposed upon the recipient.

          There are no Mexican stamp, issue, registration or similar taxes or duties payable by holders of ADSs or CPOs.

                              PLAN OF DISTRIBUTION

         The ADSs offered hereby may be sold from time to time to purchasers directly by the selling ADS holders. Alternatively, the selling ADS holders may from time to time offer the ADSs to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling ADS holders or the purchasers of ADSs for whom they may act as agents. The selling ADS holders and any underwriters, broker/dealers or agents that participate in the distribution of ADSs may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of ADSs by them or any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts or commissions under the Securities Act.

         The ADSs offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the ADSs may be effected in transactions (i) on any national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.

         In addition, we may facilitate offers and sales of the ADSs by the selling ADS holders either directly to purchasers or through an underwritten offering, in which case we may be a party to the purchase agreement or underwriting agreement relating to such offers and sales. We may also arrange for the selling ADS holders to sell a portion of the ADSs to banks or other financial institutions in connection with new forward transactions or to a trust in order to hedge our obligations under the new appreciation warrants. In the event any selling ADS holder sells a portion of the ADSs to such new bank or trust, such new bank or trust may resell such ADSs under this registration statement from time to time, in one or more offerings, pursuant to an appropriate prospectus supplement.


         A selling ADS holder may also distribute ADSs offered hereby upon settlement of exchangeable securities it issues or through one or more special purpose entities, which may distribute their own securities and purchase the ADSs from the selling ADS holder either when it issues those securities or on a future date under forward purchase arrangements it enters into when it issues those securities. In connection with an offering of securities of such a special purpose entity, the selling ADS holders may also enter into securities loan arrangements with the underwriters of the entity's securities in order to facilitate such underwriters' market-making activities in the entity's securities.


         At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling ADS holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the ADSs will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the ADSs may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The selling ADS holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the ADSs by the selling ADS holders. The foregoing may affect the marketability of the ADSs.

                          VALIDITY OF THE SECURITIES

         Several legal matters in connection with the CPOs underlying the ADSs have been passed upon for CEMEX by Lic. Ramiro G. Villarreal, General Counsel of CEMEX. Mr. Villarreal, our General Counsel and secretary of our board of directors, is a holder of our securities, and is a participant in our stock option programs.

                                    EXPERTS


         The consolidated financial statements and schedules of CEMEX as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus in reliance upon the reports of KPMG Cardenas Dosal, S.C. and PricewaterhouseCoopers, independent accountants, appearing in CEMEX's annual report on Form 20-F for the fiscal year ended December 31, 2002, and upon the authority of those firms as experts in accounting and auditing.

================================================================================









                      25,457,378 American Depositary Shares
                             Each Representing Five
                       Ordinary Participation Certificates


                                       of

                               CEMEX, S.A. de C.V.






                            [CEMEX GRAPHICAL LOGO]












                            -----------------------

                                   PROSPECTUS
                            -----------------------








                                 August 27, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers


         The directors and officers of CEMEX are afforded indemnification pursuant to Mexican law for loss or damage suffered as a result of the performance of each of their respective mandates, as such mandate is specified in CEMEX's by-laws or any power of attorney granted by CEMEX. Both Article 2472 of the Civil Code for the State of Nuevo Leon and Article 2578 of the Civil Code for the Federal District (applied in Mexico for federal matters) provide that a corporation must indemnify its agents for all damages and losses that such agent suffers as a result of the performance of his mandate, and which are not the result of the fault or negligence of the agent. CEMEX's by-laws specifically afford the officers of CEMEX indemnification from any loss or damage they may suffer as a result of acts performed within the terms of each of their respective mandates, as conferred by the by-laws and in accordance with CEMEX's corporate purpose. CEMEX maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.


Item 9.  Exhibits and Financial Statement Schedules

         The following is a list of all exhibits filed as a part of the registration statement on Form F-3, including those incorporated by reference:


3.1      Amended and Restated By-laws of CEMEX, S.A. de C.V. ****


4.1 Form of Trust Agreement between CEMEX, S.A. de C.V. and Banco Nacional de Mexico, S.A. regarding the CPOs*

4.2      Form of CPO Certificate*

4.3 Second Amended and Restated Deposit Agreement (A and B share CPOs), dated as of August 10, 1999, among CEMEX, S.A. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares**

4.4 Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)**

4.5 Form of Certificate for shares of Series A Common Stock of CEMEX, S.A. de C.V.*

4.6 Form of Certificate for shares of Series B Common Stock of CEMEX, S.A. de C.V.*



5.1 Opinion of Lic. Ramiro G. Villarreal, General Counsel of CEMEX, regarding legality of the CPOs***

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to material U.S. federal tax matters***

8.2 Opinion of C.P. Eutimio Medellin, Corporate Tax Manager of CEMEX, with respect to material Mexican federal tax matters***

23.1     Consent of KPMG Cardenas Dosal, S.C.****

23.2     Consent of PricewaterhouseCoopers****

23.3 Consent of Lic. Ramiro G. Villarreal, General Counsel of CEMEX (included in the opinion filed as Exhibit 5.1)***

24.1 Powers of Attorney (included in the signature page of this Registration Statement)***

----------------
    * Incorporated by reference to CEMEX's Registration Statement on Form F-4 (Registration No. 333-10682), filed with the Securities and Exchange Commission on August 10, 1999.

    ** Incorporated by reference to Amendment No. 2 to CEMEX's Registration Statement on Form F-4 (Registration No. 333-13976), filed with the Securities and Exchange Commission on November 19, 2001.

    ***   Previously filed.

    ****  Filed herewith.

Item 10.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;


                      (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                      (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 8 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, (unless, in the opinion of its counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Garza Garcia, Nuevo Leon, Mexico on August 27, 2003.



                                CEMEX, S.A. de C.V.



                                By:  /s/ Hector Medina
                                     ------------------------------------------
                                     Name:  Hector Medina
                                     Title: Executive Vice President of Planning
                                              and Finance



         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                          Title                               Date
----------                                          -----                               ----


                                           Chief Executive Officer and Chairman        August 27, 2003
                *                          of the Board of Directors
----------------------------------         (Principal Executive Officer)
Lorenzo H. Zambrano


                *                          Director                                    August 27, 2003
----------------------------------
Armando J. Garcia Segovia


                *                          Director                                    August 27, 2003
----------------------------------
Lorenzo Milmo Zambrano


                *                          Director                                    August 27, 2003
----------------------------------
Rodolfo Garcia Muriel


                *                          Director                                    August 27, 2003
----------------------------------
Rogelio Zambrano Lozano


                *                          Director                                    August 27, 2003
----------------------------------
Roberto Zambrano Villarreal


                *                          Director                                    August 27, 2003
----------------------------------
Bernardo Quintana Isaac


                *                          Director                                    August 27, 2003
----------------------------------
Dionisio Garza Medina


                *                          Director                                    August 27, 2003
----------------------------------
Alfonso Romo Garza


                                     II-4

                                           Director                                             , 2003
----------------------------------
Mauricio Zambrano Villarreal


                                           Director                                             , 2003
----------------------------------
Tomas Brittingham Longoria


     /s/ Hector Medina                     Executive Vice President of Planning        August 27, 2003
----------------------------------         and Finance (Principal
Hector Medina                              Financial Officer)


                *                          Chief Accounting Officer                    August 27, 2003
----------------------------------         (Principal Accounting Officer)
Rafael Garza


                *                          Authorized Representative in                August 27, 2003
----------------------------------         the United States
Gilberto Perez



*  By    /s/ Hector Medina                        August 27,  2003
       ----------------------------              ------------------
       Hector Medina
       Attorney-in-fact



                                 Exhibit Index

Exhibit
   No.                     Description
-------                    -----------


3.1      Amended and Restated By-laws of CEMEX, S.A. de C.V. ****


4.1 Form of Trust Agreement between CEMEX, S.A. de C.V. and Banco Nacional de Mexico, S.A. regarding the CPOs*

4.2      Form of CPO Certificate*

4.3 Second Amended and Restated Deposit Agreement (A and B share CPOs), dated as of August 10, 1999, among CEMEX, S.A. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares**

4.4 Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)**

4.5 Form of Certificate for shares of Series A Common Stock of CEMEX, S.A. de C.V.*

4.6 Form of Certificate for shares of Series B Common Stock of CEMEX, S.A. de C.V.*



5.1 Opinion of Lic. Ramiro G. Villarreal, General Counsel of CEMEX, regarding legality of the CPOs***

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to material U.S. federal tax matters***

8.2 Opinion of C.P. Eutimio Medellin, Corporate Tax Manager of CEMEX, with respect to material Mexican federal tax matters***

23.1     Consent of KPMG Cardenas Dosal, S.C.****

23.2     Consent of PricewaterhouseCoopers****

23.3 Consent of Lic. Ramiro G. Villarreal, General Counsel of CEMEX (included in the opinion filed as Exhibit 5.1)***

24.1 Powers of Attorney (included in the signature page of this Registration Statement)***

----------------

    * Incorporated by reference to CEMEX's Registration Statement on Form F-4 (Registration No. 333-10682), filed with the Securities and Exchange Commission on August 10, 1999.

    ** Incorporated by reference to Amendment No. 2 to CEMEX's Registration Statement on Form F-4 (Registration No. 333-13976), filed with the Securities and Exchange Commission on November 19, 2001.

    ***   Previously filed.

    ****  Filed herewith.